EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 30, 2017, relating to the consolidated financial statements of Northrop Grumman Corporation and subsidiaries, and the effectiveness of Northrop Grumman Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

March 31, 2017